August 23, 2019

Bahr Omidfar
847 Burr Oak Lane
Summit, WI 53066

Dear Bahr,
It is my pleasure to extend the following offer of employment to you on behalf of Protective Insurance. We are impressed with your accomplishments and feel your background and experience will be mutually beneficial for our present needs and your professional growth.  We would like for you to start on September 16, 2019.
Title: Chief Information Officer. The position will report to Jeremy Johnson, Chief Executive Officer.
Base Pay: $400,000/year paid in bi-weekly installments. All employees are reviewed annually at the beginning of every year.
Holiday Pay: This payment is ½ month’s salary plus one day’s pay for every full calendar year of service to the Company. The first year payment is pro-rated for the number of full calendar months employed. Based on your annual salary and proposed start date, the holiday pay would be approximately $4,932 for 2019. The holiday pay is guaranteed compensation, and does cap at $5,000.
Total Base Pay: $405,000.00
Short Term Incentive Plan Bonus: The short-term incentive plan target bonus is 27.5% of salary and is based on a combination of company and personal performance. The first year bonus is prorated for the number of full calendar months employed. Based on your annual salary and proposed start date, the incentive bonus for 2019 would be targeted at approximately $32,549, paid in March 2020.
Long Term Incentive Plan Bonus: The long-term incentive plan target bonus is 20% of salary and is based on a combination of company and personal performance. The first year bonus is prorated for the number of full calendar months employed. Based on your annual salary and proposed start date, the long-term incentive bonus for 2019 would be targeted at approximately $23,672, paid in March 2020.
Total Potential 2020 Compensation:

Salary $400,000
Holiday Pay $5,000 (approximate)
STIP Bonus $110,000 (target)
LTIP Bonus $80,000 (target)
Total $595,000

Relocation Payment $100,000 (one-time)
Restricted Stock	$300,000 which vests over three-year period (Please see Employment Agreement for additional detail)

Benefits: The standard health, life, disability and dental insurance programs are effective the first of the month following your start date. Employee contribution to payment for benefit plans is determined annually.  You are eligible to enroll in benefits as early as October 1, 2019.
You will be eligible to contribute to our 401(k) plan and receive Company matching as early as November 1, 2019.  The Company match is 100% of the first 3% and 50% of the next 2%, up to a maximum of 4% of your salary.  An additional profit sharing match of 4% of salary is also contributed.  The overall maximum Company contribution is 8% of your salary.  The 401(k) plan is subject to annual review as determined by the Board of Directors.
Please respond to this offer with your signature.  We are looking forward to your acceptance of our offer and request that you respond no later than August 28, 2019.  Note that this offer is contingent upon the completion of a successful background check.  If you have any questions, please contact me at 317-636-9800 X4770 or via email at tfanning@protectiveinsurane.com.

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Sincerely,
Taylar Fanning
Human Resources